Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEA Industries Inc. (formerly Surna Inc.)

Louisville, CO

We hereby consent to the incorporation by reference in this registration statement on Form S-1 of our report dated March 23, 2021, except for the reverse stock-split retrospectively presented in the financial statements described in Note 16, as to which is dated January 28, 2022, relating to the December 31, 2020 consolidated financial statements of CEA Industries Inc. (formerly Surna Inc.) and subsidiary (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), which appears in Form S-1 Amendment no. 1 filed on January 31, 2022.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 10, 2022